SALES AGENCY AGREEMENT

June 7, 2021

RAYMOND JAMES & ASSOCIATES, INC.

880 Carillon Parkway

St. Petersburg, Florida 33716

Dear Sir or Madam:

This agreement (this “Agreement”) sets forth the terms and conditions upon which Park West Investors Master Fund, Limited (“PWIMF”), a Cayman Islands exempted company and Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI” and, collectively with PWIMF, the “Selling Stockholders”), have engaged Raymond James & Associates, Inc. (the “Sales Agent”) to serve as the Selling Stockholders’ exclusive agent with respect to the placement of up to 3,000,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of PLx Pharma Inc. (the “Company”), issuable upon conversion of shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and, collectively with the Series A Preferred Stock, the “Preferred Stock” ), currently held by the Selling Stockholders.

The Selling Stockholders and the Sales Agent agree as follows:

1.      Agreement to Act as Sales Agent. On the basis of the representations, warranties, covenants and agreements herein contained, but subject to the terms and conditions herein set forth, the Selling Stockholders agree to sell through the Sales Agent, as exclusive Sales Agent, and the Sales Agent agrees to sell, as Sales Agent for the Selling Stockholders, on a reasonable efforts basis, up to an aggregate of 3,000,000 shares of Common Stock (the “Maximum Amount”) on the terms set forth herein. The execution of this Agreement by the parties hereto does not constitute a guarantee that the Sales Agent will be able to complete any sales of the Shares, nor shall this Agreement be construed to require the Sales Agent to purchase any Shares for its own account.

2.      Delivery. The Shares, up to the Maximum Amount, may be sold in a single transaction, multiple transactions, or otherwise as agreed to between the Selling Stockholders and the Sales Agent. The sales prices for the Shares will be determined by negotiations between the Sales Agent and potential buyers and then presented to the Selling Stockholders. The Selling Stockholders shall have sole discretion to accept or decline each offer by a potential buyer to acquire all or any portion of the Shares. The Selling Stockholders agree to sell such Shares up to the Maximum Amount through the Sales Agent. As compensation for its services hereunder, the Sales Agent shall receive a commission of 4.0% of the gross price of the Shares sold. After deducting the above-referenced commission, reimbursement of up to $35,000 of expenses of the Sales Agent and any further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales, the Sales Agent shall remit the net proceeds to the Selling Stockholders for such sold Shares (the “Net Proceeds”).

The Selling Stockholders or the Sales Agent may, upon notice to the other party hereto by telephone (confirmed promptly by e-mail), suspend the Sales Agent’s efforts hereunder with respect to any unsold Shares; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to Shares sold hereunder prior to the giving of such notice.

Unless otherwise agreed, settlement for sales of Shares will occur on the second business day following the date on which such sales are made (each a “Closing Date”). The amount of proceeds for such sales to be delivered to the Selling Stockholders against the receipt of the Shares sold shall be the Net Proceeds in respect of such sales. If the Selling Stockholders shall default on their obligation to deliver Shares on any Closing Date, the Selling Stockholders shall, in addition to the provisions of Section 3.7 below, (a) jointly and severally hold the Sales Agent harmless against any loss, claim or damage arising from or as a result of such default by the Selling Stockholders and (b) pay the Sales Agent any commission and expenses to which it would otherwise be entitled absent such default.

3.      Representations, Warranties and Agreements of the Selling Stockholders. The Selling Stockholders represent and warrant and covenant to the Sales Agent that:

3.1    Due Execution and Delivery. The Selling Stockholders have full power and authority to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by them. All authorizations and consents necessary for the execution and delivery by the Selling Stockholders of this Agreement have been given. This Agreement has been duly authorized, executed and delivered by or on behalf of the Selling Stockholders and constitutes a valid and binding agreement of the Selling Stockholders and is enforceable against the Selling Stockholders in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity relating to the availability of remedies.

3.2    Good Title. The Selling Stockholders have, and at the time of delivery hereunder, will have (a) good and marketable title to the Shares to be sold by such Selling Stockholders hereunder, free and clear of all restrictions on transfer, liens, encumbrances, security interests, equities and claims whatsoever, and (b) full legal right and power, and all authorizations and approvals required by law, to sell, transfer and deliver the Shares to any potential buyer and to make the representations, warranties, covenants and agreements made by such Selling Stockholders herein.

3.3    Consents. None of the sale of the Shares by the Selling Stockholders, the execution, delivery or performance by the Selling Stockholders of this Agreement, the compliance by the Selling Stockholders with all the provisions hereof and thereof nor the consummation by the Selling Stockholders of the transactions contemplated hereby and thereby (i) requires any consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body or administrative agency or other governmental body, agency or official (except such as may be required under the securities or Blue Sky laws of the various states), (ii) conflicts with or will conflict with or constitutes or will constitute a breach of or a default under, the organizational documents of the Selling Stockholders, if the Selling Stockholders are not individuals, or any agreement, indenture, lease or other instrument to which the Selling Stockholders are parties or by which the Selling Stockholders or any property of the Selling Stockholders are bound or (iii) violates any statute, law, regulation, ruling, filing, judgment, injunction, order or decree applicable to the Selling Stockholders or any property of the Selling Stockholders.

3.4 Registration Statements. The Company has filed with the Securities and Exchange Commission (the “Commission”) registration statements on Form S-3 (File Nos. 333-230550 and 333-239547) (the “Registration Statements”), which have become effective for the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the resale of the Shares. As of the date hereof and as of the date of any transaction executed pursuant to this Agreement, the Selling Stockholders have, or will have, no knowledge that the Registration Statements are subject to any stop order or any similar proceeding by the Commission.

3.5    Material Adverse Information. The Selling Stockholders are familiar with the Registration Statements and the prospectuses contained therein (the “Prospectuses”) and have no knowledge of any material fact, condition or information not disclosed in the Registration Statements or the Prospectuses that has had or may have a material adverse effect on the condition (financial or other), business, properties, net worth, results of operations or prospects of the Company and its subsidiaries, taken as a whole, and are not prompted to sell shares of Common Stock by any information concerning the Company that is not set forth in the Registration Statements. The Company has not disclosed to the Selling Stockholders information that would constitute material non-public information other than the existence of the transactions contemplated hereby.

3.6 Prospectuses. The information in the Prospectuses under the caption “Selling Stockholders” that specifically relates to the Selling Stockholders does not, and will not on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At any time prior to the Closing Date, if there is any material change in the information referred to in this Section 3.6, the Selling Stockholders will immediately notify the Sales Agent of such change.

3.7    Failure to Deliver Shares. In addition to any other rights available to the Sales Agent, if, with respect to each transaction effected pursuant to this Agreement, the Selling Stockholders fail to deliver the Shares to the Sales Agent by the Delivery Date (as defined below), and if after the Delivery Date the Sales Agent purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of any transaction effected pursuant to this Agreement, then the Selling Stockholders shall immediately pay in cash to the Sales Agent (in addition to any remedies available to or elected by the Sales Agent) the amount by which (a) the Sales Agent’s total purchase price (including brokerage commissions paid to a third party, if any) for the Common Stock so purchased exceeds (b) the total purchase price for the Shares sold by the Selling Stockholders in the transaction for which the Selling Stockholders failed to make timely delivery (which amount shall be paid as liquidated damages and not as a penalty). “Delivery Date” shall mean no later than the second trading day after Shares have been sold in a transaction pursuant to this Agreement (or the third trading day after Shares have been sold pursuant to this Agreement if such sale is executed after 4:00 p.m. (New York City Time) but prior to 11:59 p.m. (New York City Time)).

3.8    No Transfer Taxes or Other Fees. All stock transfer and other taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of the Shares to be sold by the Selling Stockholders to the Sales Agent hereunder will have been fully paid for by the Selling Stockholders and all laws imposing such taxes will have been fully complied with.

3.9 Tax. In order to document the Sales Agent’s compliance with the reporting and withholding provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to the transactions herein contemplated, the Selling Stockholders shall each deliver to the Sales Agent at least two days prior to the Closing Date a properly completed and executed applicable Form W-8. Prior to any payments required hereunder, including the Net Proceeds, the Sales Agent shall (i) notify the Selling Stockholders of any anticipated withholding from the amounts payable hereunder, (ii) consult with the Selling Stockholders in good faith to determine whether such deduction and withholding is required under applicable Law and (iii) cooperate with the Selling Stockholders in good faith to minimize the amount of any applicable withholding, including, but not limited to cooperating with the Selling Stockholders to obtain any certificate or other document from the Company or any other person as may be necessary to mitigate, reduce or eliminate any withholding tax, as applicable.

3.10      No Stabilization or Manipulation. Other than excepted activity pursuant to Regulation M under the Exchange Act of 1934 (the “Exchange Act”), the Selling Stockholders have not taken and will not take, directly or indirectly, any action that constitutes, or any action designed to, or that might reasonably be expected to cause or result in or constitute, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

3.11    Lock-up. During the period beginning on the date hereof and ending on the date one hundred and eighty (180) days after the Closing Date, without the prior written consent of the Sales Agent, the Selling Stockholders will not, (i) directly or indirectly, sell, offer or contract to sell or otherwise dispose of or transfer any shares of Common Stock not sold pursuant to this Agreement, or (ii) enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of shares of the Common Stock or other securities, in cash or otherwise.

3.12 Further Assurances. The Selling Stockholders will review the Prospectuses and will comply with all agreements and satisfy all conditions on its part to be complied with or satisfied pursuant to this Agreement on or prior to the Closing Date.

4.      Indemnification and Contribution.

Subject to the limitations in this paragraph below, the Selling Stockholders, jointly and severally, agree to indemnify and hold harmless the Sales Agent, the directors, officers, employees and agents of each Sales Agent, and each person, if any, who controls any Sales Agent within the meaning of Section 15 of the [Securities Act of 1933 (the “Securities Act”)] or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and attorneys’ fees and expenses (collectively, “Damages”) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statements or the Prospectuses or in any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectuses, in light of the circumstances under which they were made) not misleading, except to the extent that any such Damages arise out of or are based upon an untrue statement or omission or alleged untrue statement or omission that has been made therein or omitted therefrom in reliance upon and in conformity with the information not expressly relating to the Selling Stockholders or the offering by them of their shares of Common Stock or (ii) any inaccuracy in or breach of the representations and warranties of the Selling Stockholders contained herein or any failure of the Selling Stockholders to perform their obligations hereunder or under law. This indemnification shall be in addition to any liability that the Selling Stockholders may otherwise have.

In addition to its other obligations under this Section 4, the Selling Stockholders agree that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any inaccuracy in the representations and warranties of the Selling Stockholders herein or failure to perform its obligations hereunder, all as set forth in this Section 4, the Selling Stockholders will reimburse the Sales Agent on a monthly basis for all reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding (to the extent documented by reasonably itemized invoices therefor), notwithstanding the absence of a judicial determination as to the propriety and enforceability of the obligation of the Selling Stockholders to reimburse the Sales Agent for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Sales Agent shall promptly return it to the person(s) from whom it was received. Any such interim reimbursement payments that are not made to the Sales Agent within 30 days of a request for reimbursement shall bear interest compounded daily at a rate determined on the basis of the base lending rate announced from time to time by The Wall Street Journal from the date of such request.

If any action or claim shall be brought against the Sales Agent or any person controlling the Sales Agent in respect of which indemnity may be sought against the Selling Stockholders, the Sales Agent or such controlling person shall promptly notify in writing the party(s) against whom indemnification is being sought (the “indemnifying party” or “indemnifying parties”), and such indemnifying party(s) shall assume the defense thereof, including the employment of counsel reasonably acceptable to the Sales Agent or such controlling person and the payment of all reasonable fees of and expenses incurred by such counsel. The Sales Agent or any such controlling person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Sales Agent or such controlling person, unless (i) the indemnifying party(s) has (have) agreed in writing to pay such fees and expenses, (ii) the indemnifying party(s) has (have) failed to assume the defense and employ counsel reasonably acceptable to the Sales Agent or such controlling person or (iii) the named parties to any such action (including any impleaded parties) include both the Sales Agent or such controlling person and the indemnifying party(s), and the Sales Agent or such controlling person shall have been advised by its counsel that one or more legal defenses may be available to the Sales Agent that may not be available the Selling Stockholders, or that representation of such indemnified party and any indemnifying party(s) by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the indemnifying party(s) shall not have the right to assume the defense of such action on behalf of the Sales Agent or such controlling person (but the Selling Stockholders shall not be liable for the fees and expenses of more than one counsel for the Sales Agent and such controlling persons)). The indemnifying party(s) shall not be liable for any settlement of any such action effected without its (their several) written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, the indemnifying party(s) agree(s) to indemnify and hold harmless the Sales Agent and any such controlling person from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment, but in the case of a judgment only to the extent stated in the first and second paragraph of this Section 4.

In any event, the Selling Stockholders will not, without the prior written consent of the Sales Agent, settle or compromise or consent to the entry of any judgment in any proceeding or threatened claim, action, suit or proceeding in respect of which the indemnification may be sought hereunder (whether or not the Sales Agent or any person who controls the Sales Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act is a party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Sales Agent and such controlling persons from all liability arising out of such claim, action, suit or proceeding.

If the indemnification provided for in this Section 4 is unavailable or insufficient for any reason whatsoever to an indemnified party in respect of any Damages referred to herein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages (i) in such proportion as is appropriate to reflect the relative benefits received by the Selling Stockholders on the one hand, and the Sales Agent on the other hand, from the offering and sale of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Selling Stockholders, on the one hand, and the Sales Agent on the other hand, in connection with the statements or omissions that resulted in such Damages as well as any other relevant equitable considerations. The relative benefits received by the

Selling Stockholders, on the one hand, and the Sales Agent on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the sale of the Shares (before deducting expenses) received by the Selling Stockholders bear to the total compensation (before deducting expenses) received by the Sales Agent from the sale of the Shares on behalf of the Selling Stockholders. The relative fault of the Selling Stockholders, on the one hand, and the Sales Agent on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Selling Stockholders, on the one hand, or by the Sales Agent on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Selling Stockholders and the Sales Agent agree that it would not be just and equitable if contribution pursuant to this Section 4 was determined by a pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4, the Sales Agent shall not be required to contribute any amount in excess of the amount of the sales commissions received by it in connection with the Shares sold by it and distributed to the public. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Notwithstanding the second paragraph of this Section 4, any Damages for which an indemnified party is entitled to indemnification or contribution under this Section 4 shall be paid by the indemnifying party to the indemnified party as Damages are incurred after receipt of reasonably itemized invoices therefor. The indemnity, contribution and reimbursement agreements contained in this Section 4 and the representations and warranties of the Selling Stockholders set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of the Sales Agent or any person controlling the Sales Agent, the Selling Stockholders, their respective directors or officers or any person controlling the Selling Stockholders, (ii) acceptance of any Shares and payment therefor hereunder and (iii) any termination of this Agreement. A successor to the Sales Agent or any person controlling the Sales Agent, or to the Selling Stockholders, their respective directors or officers or any person controlling the Selling Stockholders, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 4.

It is agreed that any controversy arising out of the operation of the interim reimbursement arrangements set forth in the second paragraph of this Section 4, including the amounts of any requested reimbursement payments and the method of determining such amounts, shall be settled by arbitration conducted pursuant to the Code of Arbitration Procedure of the Financial Industry Regulatory Authority, Inc. Any such arbitration must be commenced by service of a written demand for arbitration or written notice of intention to arbitrate, therein electing the arbitration tribunal. In the event the party demanding arbitration does not make such designation of an arbitration tribunal in such demand or notice, then the party responding to said demand or notice is authorized to do so. Such arbitration would be limited to the operation of the interim reimbursement provisions contained in the second and fourth paragraphs of this Section 4, and would not resolve the ultimate propriety or enforceability of the obligation to reimburse expenses that is created by the provisions of the second paragraph of this Section 4.

5.      Termination. This agreement shall automatically expire on June 16, 2021 unless extended by mutual written consent of both parties.

6.      Conditions Precedent to Sale. Each sale of Shares pursuant to this Agreement shall be subject to:

       (a) No stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Selling Stockholders, threatened by the Commission;

(b) The Registration Statements and the Prospectuses, and any amendment or supplement thereto, shall not contain an untrue statement of fact that in the Sales Agent’s opinion is material, or omits to state a fact that in the Sales Agent’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading;

(c) Receipt by the Sales Agent of a legal opinion from each of Lowenstein Sandler LLP, as United States counsel for the Selling Stockholders, and Maples and Calder (Cayman) LLP, as Cayman Islands counsel for the Selling Stockholders, each substantially in a form reasonably acceptable to the Sales Agent; and

(d) The Selling Stockholders having furnished to the Sales Agent such appropriate further information, certificates and documents as the Sales Agent may reasonably request.

7.      Independent Parties. The Selling Stockholders acknowledge and agree that: (i) the sale of the Shares pursuant to this Agreement, including the determination of the transaction price and any related discounts and commissions, is an arm’s-length commercial transaction between the Selling Stockholders, on the one hand, and the Sales Agent, on the other hand, and the Selling Stockholders are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with the transaction contemplated hereby and the process leading to such transaction the Sales Agent has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Selling Stockholders; (iii) the Sales Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Selling Stockholders with respect to any of the transactions contemplated hereby or the process leading thereto and the Sales Agent has no obligation to the Selling Stockholders with respect to the transactions contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the Sales Agent and its affiliates may be engaged in a broad range of transactions and relationships, including transactions in Common Stock or transactions involving the Company, that involve interests that differ from those of the Selling Stockholders and that the Sales Agent has no obligation to disclose information relating to, or arising out of, such transactions or relationships by virtue of any advisory, agency or fiduciary relationship; and (v) the Sales Agent has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby and the Selling Stockholders have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

8.      Expenses. The Selling Stockholders agree to pay or reimburse if paid by the Sales Agent: (i) all costs and expenses of the Selling Stockholders incident to the sale of the Shares and the performance of the obligations of the Selling Stockholders under this Agreement and (ii) all reasonable out-of-pocket costs and expenses incident to the sale of the Shares and the performance of the obligations of the Sales Agent under this Agreement (including, without limitation, the fees and expenses of the Sales Agent’s outside attorneys); provided that, except as otherwise agreed upon in writing by the Selling Stockholders, all of such expenses shall not exceed $35,000.

9.      Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed or delivered (a) if to the Selling Stockholders, at Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939, Attention: Jacia Monaco-Talley, operations@parkwestllc.com, with a copy to James O’Grady, Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, NY 10020, jogrady@lowenstein.com or (b) if to the Sales Agent, at the office of Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg,

Florida 33716, Attention: General Counsel, with a copy to Ivan K. Blumenthal, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., 666 Third Avenue, New York, NY 10017, ikblumenthal@mintz.com. Any such notice shall be effective only upon receipt. Any notice under this Section 9 may be made by facsimile or telephone, but if so made shall be subsequently confirmed in writing.

10.        Survival. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Selling Stockholders set forth in this Agreement or made by or on its behalf pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Selling Stockholders, any of its officers or directors, the Sales Agent or any controlling person referred to in Section 4 hereof and (ii) delivery of and payment for the Shares. The respective agreements, covenants, indemnities and other statements set forth in the last paragraph of Section 2, Section 3.6, Section 4, Section 8, Section 10, Section 12 and Section 13 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

11.    Successors. This Agreement shall inure to the benefit of and shall be binding upon the Sales Agent, the Selling Stockholders and their respective successors, heirs, personal representatives and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the indemnification contained in Section 4 of this Agreement shall also be for the benefit of the directors, officers, employees and agents of the Sales Agent and any person or persons who control the Sales Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

12.    Applicable Law. The validity and interpretations of this Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws.

13.    Consent to Jurisdiction. The Selling Stockholders irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of, or relating to, this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, the Selling Stockholders waive personal service of any summons, complaint, or other process and agree that service thereof may be made in accordance with Section 9.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.    Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto as to the matters covered hereby and supersedes all prior understandings, written or oral, relating to such subject matter.

[Signature page to follow]

Each party hereby indicates its agreement to the foregoing by executing this Agreement in the space provided below.

Very truly yours,

SELLING STOCKHOLDERS

PARK WEST INVESTORS MASTER FUND, LIMITED

By: Park West Asset Management LLC

Its: Investment Manager

By: /s/ Grace Jimenez

Name: Grace Jimenez

Title: Chief Financial Officer

PARK WEST PARTNERS INTERNATIONAL, LIMITED

By: Park West Asset Management LLC

Its: Investment Manager

By: /s/ Grace Jimenez

Name: Grace Jimenez

Title: Chief Financial Officer

Confirmed as of the date first

above mentioned:

RAYMOND JAMES & ASSOCIATES, INC.

By: /s/ Stuart Barich Name: Stuart Barich

Title: Managing Director